Exhibit 99.1
FOR IMMEDIATE RELEASE

ITT Corporation

1133 Westchester Ave.
White Plains, NY 10604
tel 914 641 2000
fax 914 696 2960
email jennifer.schiavone@itt.com
Press Release

Investors:	Media:
Thomas Scalera	Jenny Schiavone
+1 914-641-2030	+1 914-641-2160
thomas.scalera@itt.com	jennifer.schiavone@itt.com
ITT commences cash tender offer for its
7.40% Debentures due 2025
WHITE PLAINS, N.Y., September 20, 2011 — ITT Corporation (NYSE: ITT) announced today that it has commenced a cash tender offer (the “Offer”) for up to $100 million aggregate principal amount of its 7.40% Debentures due 2025 (the “Debentures”).
The Offer is being conducted in connection with ITT’s plan to spin off its subsidiaries, Exelis Inc. and Xylem Inc., by distributing shares of such subsidiaries to shareholders of ITT (the “Spin-off”). The purpose of the Offer is to acquire Debentures as part of ITT’s decision to repurchase, redeem and/or defease all of its long-term debt in connection with the Spin-offs. ITT expects to defease all of its obligations with respect to Debentures that remain outstanding following completion of the Offer in accordance with the satisfaction and discharge provisions of the indenture governing the Debentures.
Details regarding the Offer:
ITT is offering to purchase for cash up to $100 million aggregate principal amount of its 7.40% Debentures due 2025. The price paid in the Offer will be determined based on the yield to maturity of the U.S. Treasury reference security specified in the table below (the “UST Reference Security”) plus a spread determined using a modified “Dutch Auction” method, all as more fully described in the Offer to Purchase dated September 20, 2011 (the “Offer to Purchase”) and related Letter of Transmittal. Debentures validly tendered and not withdrawn on or before 5:00 p.m., New York City time, on October 3, 2011 (the “Early Participation Date”) will be eligible to receive total consideration (the “Total Consideration”), which includes an early participation amount equal to $50 per $1,000 principal amount of Debentures (the “Early Participation Amount”). Debentures tendered after the Early Participation Date but on or prior to the expiration date, which is 12:00 midnight, New York City time, on October 18, 2011 (the “Expiration Date”), will be eligible to receive only the tender offer consideration (“Tender Offer Consideration”), namely the Total Consideration less the Early Participation Amount. Tendered Debentures may be withdrawn at any time prior to 5:00 p.m., New York City time, on October 3, 2011 (the “Withdrawal Date”) but not thereafter. Debentures tendered after the Withdrawal Date may not be withdrawn. Acceptance of tendered debentures may be subject to proration as described in the Offer to Purchase.
The Total Consideration payable for the Debentures will be a price per $1,000 principal amount equal to an amount, calculated as described in the Offer to Purchase, that would reflect, as of the date of purchase, a yield to the maturity date of the Debentures equal to the sum of (i) the yield to maturity (the “Reference Yield”) of the UST Reference Security and (ii) the “clearing spread” as determined pursuant to a modified “Dutch Auction” described in the Offer to Purchase, without regarding accrued and unpaid interest thereon from the last interest payment date to, but not including, the payment date for Debentures purchased pursuant to the Offer. Each holder tendering Debentures in the Offer must specify the maximum spread (the “Bid Spread”) in excess of the Reference Yield that such holder would be willing to accept as the basis for determining the Total Consideration payable in exchange for each $1,000 principal amount of Debentures the holder chooses to tender in the Offer that is not less than the minimum spread of 10 basis points or greater than the maximum spread of 50 basis points as set forth in the table below, provided that holders who validly tender Debentures without specifying a Bid Spread will be deemed to have specified the maximum spread (lowest Debenture price) as set forth in the table below as their Bid Spread.

Acceptable Bid Spread
		Principal Amount	Early	Range (in basis points)		UST
		Outstanding	Participation	Minimum	Maximum/	Reference	Bloomberg
Title of Security	CUSIP umber	(MM)	Amount(1)	Spread	Spread	Security	Ref. Page
7.40% Debentures due 2025	450679AT2	$250.0	$50	10	50	6.875% U.S. Treasury due August 15, 2025	PX7

(1)	Per $1,000 principal amount of Debentures accepted for purchase.
The Total Consideration and the Tender Offer Consideration will be payable in cash. Acceptance of tendered Debentures may be subject to proration as described in the Offer to Purchase. In addition, holders who validly tender Debentures that are accepted for purchase by us will receive a cash payment representing the accrued and unpaid interest on those Debentures from the last interest payment date to, but not including, the payment date for Debentures purchased in the Offer.
The Offer is conditioned upon certain conditions described in the Offer to Purchase. ITT expressly reserves the right, in its sole discretion, subject to applicable law, to terminate the Offer at any time prior to the Expiration Date. The Offer is not conditioned on any minimum principal amount of Debentures being tendered.
ITT has retained J.P. Morgan Securities LLC and RBS Securities Inc. to act as Dealer Managers for the Offer. The Bank of New York Mellon has been retained to act as the depositary for the Offer and D.F. King & Co., Inc. has been retained to act as the information agent for the Offer. For additional information regarding the terms of the Offer, please contact: J.P. Morgan Securities LLC at (866) 834-4666 (toll-free) or (212) 834-4811 (collect) or RBS Securities Inc. at (877) 297-9832 (toll-free) or (203) 897-6145 (collect). Requests for documents and questions regarding the tendering of Debentures may be directed to D.F. King & Co., Inc. at (212) 269-5550 (for banks and brokers only) or (800) 967-5079 (for all others toll-free).
This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders or consents with respect to, the Debentures. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful. The Offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal made available to holders of the Debentures. None of ITT, the Dealer Managers, the Depositary, the Information Agent or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Debentures in the Offer. Holders are urged to evaluate carefully all information in the Offer to Purchase and the related Letter of Transmittal, consult their own investment and tax advisors and make their own decisions whether to tender Debentures, and, if so, the principal amount of Debentures and the Bid Spread at which to tender.
About ITT
ITT Corporation is a high-technology engineering and manufacturing company operating on all seven continents in three vital markets: water and fluids management, global defense and security, and motion and flow control. With a heritage of innovation, ITT partners with its customers to deliver extraordinary solutions that create more livable environments, provide protection and safety and connect our world. Headquartered in White Plains, N.Y., the company reported 2010 revenue of $11 billion.
Safe Harbor Statement
Certain material presented herein includes forward-looking statements. These forward-looking statements include, but are not limited to, statements about the separation of ITT into three independent publicly-traded companies (the “companies”), the terms and the effect of the separation, the nature and impact of such a separation, capitalization of the companies, future strategic plans and other statements that describe ITT’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target” and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated include, but are not limited to: economic, political and social conditions in the countries in which ITT conducts its businesses; changes in U.S. or international government defense budgets; decline in consumer spending; sales and revenue mix and pricing levels; availability of adequate labor, commodities, supplies and raw materials; interest and foreign currency exchange rate fluctuations and changes in local government regulations; competition, industry capacity and production rates; ability of third parties, including ITT’s commercial partners, counterparties, financial institutions and insurers, to comply with their commitments to ITT; ITT’s ability to borrow or to refinance its existing indebtedness and availability of liquidity sufficient to meet ITT’s needs; changes in the value of goodwill or intangible assets; our ability to achieve stated synergies or cost savings from acquisitions or divestitures; the number of personal injury claims filed against ITT or the degree of liability; uncertainties with respect to ITT’s estimation of asbestos liability exposures, third party recoveries, and net cash flow; ITT’s ability to effect restructuring and cost reduction programs and realize savings from such actions; government regulations and compliance therewith, including compliance with and costs associated with new Dodd-Frank legislation; changes in technology; intellectual property matters; governmental investigations; potential future employee benefit plan contributions and other employment and pension matters; contingencies related to actual or alleged environmental contamination, claims and concerns; changes in generally accepted accounting principles; other factors set forth in ITT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and ITT’s other filings with the Securities and Exchange Commission. In addition, there are risks and uncertainties relating to the Spin-off, including the timing and certainty of the completion of those transactions, whether those transactions will result in any tax liability, the operational and financial profile of ITT or any of its businesses after giving effect to the Spin-off and the ability of each business to operate as an independent entity.
ITT undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.